March 3, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Allegheny Energy, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission on March 3, 2008, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K/A of Allegheny Energy, Inc. related to an event dated October 3, 2007. We agree with the statements concerning our Firm in such Form 8-K/A.

Very truly yours,

/s/ PricewaterhouseCoopers LLp

PricewaterhouseCoopers LLP